Exhibit 99.1

Consent of Director Nominee

Calliditas Therapeutics AB is filing a Registration Statement on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the initial public offering of its common shares (including in the form of American Depositary Shares). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of Calliditas Therapeutics AB in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Molly Henderson
Name: Molly Henderson
Date: June 1, 2020